Exhibit 10.9

Execution Version

AMENDMENT #2 TO THE

SSE HOLDINGS, LLC

UNIT APPRECIATION RIGHTS PLAN

SSE Holdings, LLC, a Delaware limited liability company (the “Company”), has previously adopted the SSE Holdings, LLC Unit Appreciation Rights Plan, as amended (as may be further amended from time to time, the “Plan”).  Article VII of the Plan allows the Board to amend the Plan in certain respects from time to time.

In order to amend the Plan pursuant to Article VII of the Plan, this Amendment #2 to the SSE Holdings, LLC Unit Appreciation Rights Plan (the “Amendment”) has been adopted by a resolution of the Board on October 30, 2014, effective as of October 30, 2014.  This Amendment, together with the Plan, constitutes the entire Plan as amended to date. Capitalized terms not defined herein shall have the meanings assigned to them under the Plan.

1.                                      Subsection (ii) of Section 2.01(w) of the Plan is hereby amended and restated in its entirety to read as follows:

“(ii) in the case of an IPO, the Fair Market Value of one Unit assuming that each Unit deemed covered by a Unit Appreciation Right that has not been terminated or forfeited prior to the date of the IPO was outstanding.”

2.                                      Section 2.01(z) of the Plan is hereby amended and restated in its entirety to read as follows:

“Unit Appreciation Right” means the right to receive a payment from the Company (in securities of the Company or one of its Affiliates or such other form of payment as the Committee may determine in its sole discretion) equal to the product of (i) the excess, if any of the Qualifying Transaction Price over the Base Amount, multiplied by (ii) the stated number of Units deemed covered by the Unit Appreciation Right, as more fully set forth in the Award Agreement.  If, in the event of a Qualifying Transaction, the Base Amount equals or exceeds the Qualifying Transaction Price, then the Unit Appreciation Right shall be cancelled for no consideration and the grantee thereof shall have no further rights in respect thereof.”

3.                                      Section 8.03 of the Plan is hereby amended and restated in its entirety to read as follows:

“Tax Withholding.  The Company and any applicable Affiliate thereof shall have the power to withhold, or require a Participant to remit to the Company or such Affiliate promptly upon notification of the amount due, an amount determined by the Company or such Affiliate, in its discretion, to be sufficient to satisfy all U.S. federal, state, local and foreign withholding and employment tax requirements in respect of any Unit Appreciation Right, and the Company may (or may cause such Affiliate to) defer payment of cash or issuance or delivery of any security until such requirements are satisfied.  The Committee, in its sole discretion and in satisfaction of the foregoing requirement, may (a) withhold, or allow a Participant to elect to have the Company withhold, securities otherwise issuable in connection with the settlement of Unit Appreciation Right (or allow the surrender of such securities) or (b) permit or require a Participant to satisfy such Participant’s tax withholding obligation hereunder in such other manner and subject to such conditions as the Committee shall determine.

4.                                      This Amendment shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the choice of law principles thereof.  Except as set forth in this Amendment, the terms and conditions of the Plan shall remain in full force and effect.

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Executed as of the first date set forth above.

SSE HOLDINGS, LLC

By:	/s/ Randy Garutti
Name: Randy Garutti
Title: Chief Executive Officer

Signature Page to Amendment #2 to the SSE Holdings, LLC

Unit Appreciation Rights Plan